Exhibit 99.1

Provident Bankshares Announces Quarterly Earnings and 55th Dividend Increase

Efficiency Improvement Program on Schedule

BALTIMORE: (July 19, 2007) – Provident Bankshares Corporation (NASDAQ:PBKS), the parent company of Provident Bank, reported $15.5 million in net income, or $0.48 per diluted share, for the quarter ended June 30, 2007. Also, the Board of Directors of Provident Bankshares has declared the fifty-fifth consecutive quarterly dividend increase.

The second quarter included a $3.5 million charge-off of a commercial business loan, which reduced the loan loss reserve. Management increased the provision for loan losses, maintaining an allowance of loan losses to total loans of 1.17%. The effect of these actions was $0.07 per diluted share. The charged-off loan was made to a government contractor and had been previously classified as non-performing. Overall, credit quality is considered sound as evidenced by low levels of delinquencies and an allowance for loan losses to total loans of 1.17%. Capital levels improved during the current quarter as the leverage and tangible common equity ratios rose to 8.85% and 6.63%, respectively.

The Bank continued to move forward with its corporate efficiency program, “Winning the Provident Way” (WPW). WPW has already produced a 4% decrease in non-interest expense from the first quarter of 2007 and a decrease of 2% from the prior year’s quarter.

Provident continues to maintain a strong focus on business development throughout the metropolitan areas of Baltimore, Maryland; Washington, DC; and Richmond, Virginia. Average customer deposits grew by $66.9 million, or 2%, compared to the second quarter of 2006. In the second quarter of 2007, average home equity loans increased by 7%, average commercial business loans by 12% and average commercial real estate loans by 11% compared to the same quarter a year ago.

“We had a fundamentally positive second quarter which should not be overshadowed by the resolution of one long-standing problem credit, and we remain confident in overall credit quality,” said Gary N. Geisel, Chairman and CEO. “Our sales force continues to do a great job of identifying opportunities as demonstrated by our results with consumer loans, commercial loans, insurance and investment products.”

Second Quarter Results Compared to Same Period of 2006

Net income for the quarter ending June 30, 2007 was $15.5 million, or $0.48 per diluted share, compared to $20.0 million in net income, or $0.60 per diluted share, for the quarter ended June 30, 2006. Total revenues declined over 5% as, industry-wide, depositors rationalized their cash balances and moved deposits to higher yielding products. This had the effect of reducing the Bank's net interest income. Also, the persistence of flat and inverted yield curve environments over the period has led to sluggish deposit

114 East Lexington Street • Baltimore, Maryland 21202 • www.provbank.com growth. Non-interest income, excluding gains, declined approximately 1%. Deposit service fees and commissions increased by 3% and was offset by a non-recurring insurance claim item realized in the same period last year. Pre-tax earnings for the quarter were reduced by the increase in the provision driven by the loan charge-off previously discussed.

Despite the challenging operating environment, the Bank’s strategy of acquiring, expanding and retaining customer relationships is evident in the second quarter’s growth in average deposit and loan balances. Growth in consumer and commercial deposit accounts resulted in $3.7 billion in average customer deposits, an increase of 2%. Average total loan balances grew by 5%, or $174.4 million due to the Bank’s lending expertise and focus on its premier loan programs – home equity, commercial real estate and commercial business. Home equity, commercial real estate and commercial business loans demonstrated strong average loan growth of 7%, 11% and 12%, respectively.

Earnings for the quarter are beginning to reflect the results of the WPW program, as the Bank’s business processes are re-engineered. The efficiency improvement program has contributed to a decline in compensation and benefits of $469 thousand, or 2%, and non-interest expense has declined $1.2 million, or 2% over the same period a year ago.

Year to Date Performance Compared to Same Period of 2006

Net income for the six months ending June 30, 2007 was $31.6 million, or $0.98 per diluted share, compared to net income of $38.3 million, or $1.15 per diluted share, for the six months ending June 30, 2006. The decline in year over year net income was due to 1) lower net interest income resulting from the change in deposit mix, and 2) the additional provision for loan losses driven by the loan charge-off discussed previously.

Total average loans grew by 5%, led by strong loan growth in the home equity, commercial real estate and commercial business loan portfolios. Deposit service fees and commissions for the six months ending June 30, 2007 increased by $1.1 million or 2% to $50.2 million.

During the past six months, management has been successful in controlling non-interest expenses. Non-interest expense for the six months ending June 30, 2007 has increased less than 1% over the same period a year ago. The current year expenses reflect restructuring costs of $1.3 million and consulting costs of $1.5 million related to the WPW initiative, while the prior year included a $1.3 million legal settlement.

The initial phase of the WPW program was an exhaustive branch rationalization program to review the branch network for consolidation or sale of branch locations that were not meeting the Bank’s objectives for profitability or future growth. In March 2007, seven locations were closed; and those customer accounts were transferred to the nearby Provident branches. In May 2007, the Bank announced the sale of an additional six branches, and that transaction is expected to close by early September 2007, with an anticipated gain.

As a result of the branch rationalization program, the Bank’s branch network is becoming more efficient and more productive. Since most of the branches consolidated or sold were in Virginia, the results are especially notable in that region. The branches that will remain in Virginia after the consolidation and completion of sale have produced significant increases in new accounts year to date compared to the first six months of 2006.

Despite the industry-wide challenges in generating new checking accounts, these Virginia branches have opened 8% more retail checking accounts and 3% more commercial checking accounts this year

114 East Lexington Street • Baltimore, Maryland 21202

compared to January through June 2006. In addition, loan originations in these branches have been extremely strong. Consumer loans have increased by 44% this year, and small business loans have grown by 43%.

Second Quarter Results Compared to First Quarter of 2007

Second quarter earnings of $15.5 million in net income, or $0.48 per diluted share, was 4% lower than the first quarter 2007 earnings which totaled $16.1 million, or $0.50. As previously discussed, the second quarter earnings included an increased provision driven by a loan charge-off.

Despite the competitive pressures on loans and deposits, the net interest margin was stable with just a slight decline, from 3.62% in the first quarter 2007 to 3.57% in the second quarter 2007. In the second quarter of 2007, deposit service fees and commissions increased by $2.5 million or 11% to $26.3 million. Non-interest expense was reduced by 4% to $52.6 million from the first to second quarter of 2007. Much of the decline in non-interest expense was due to a $1.2 million reduction in compensation and benefit costs.

Consistent with Provident’s strategy, the Bank succeeded in reducing investment securities, wholesale funding and acquired loans while simultaneously expanding loans and deposit relationships within the region during the second quarter. Average customer deposits increased by $100 million, or 3%, due to growth in checking, money market and certificate of deposit accounts. Average total loans increased by $32 million, or 1% on a linked quarter basis, with much of the improvement due to commercial business loan growth.

Outlook for the Future

“As with our peer banks, we are challenged by the shift of balances to higher cost deposits and by extremely competitive pricing for deposits and loans,” said Geisel. “To counter the effects of this difficult operating environment and the resulting earnings impact, we launched WPW in late 2006. Since then, we have made significant progress controlling expenses, and I am confident that we will achieve our 2007 goals for the WPW program. In addition, we continue to execute our long term key strategies that focus on building our core banking business.”

Dividend Declared

Provident Bankshares announced today that its Board of Directors has declared an increased quarterly cash dividend of $0.315 per share. This is the fifty-fifth consecutive quarterly dividend increase. The quarterly cash dividend will be paid on August 10, 2007 to stockholders of record at the close of business on July 30, 2007.

About Provident Bankshares Corporation

Provident Bankshares Corporation is the holding company for Provident Bank, the largest independent commercial bank headquartered in Maryland. With $6.3 billion in assets, Provident serves individuals and businesses in the key metropolitan areas of Baltimore, Washington and Richmond through a current branch network of 149 offices in Maryland, Virginia, and southern York County, Pennsylvania. Provident Bank also offers related financial services through wholly owned subsidiaries. Securities brokerage, investment management and related insurance services are available through Provident Investment Center and leases through Court Square Leasing. Visit Provident on the web at www.provbank.com.

114 East Lexington Street • Baltimore, Maryland 21202

Webcast Information

Provident Bankshares Corporation’s second quarter earnings teleconference will be webcast at 10 a.m. ET on July 19, 2007. The conference call will include a discussion of the Company’s second quarter 2007 results of operations and may include forward-looking information. The conference call will be simultaneously webcast at www.provbank.com and archived through August 2, 2007. To listen to the conference call, please go to the Company’s website to register, download and install any necessary software. When in the Company’s website, follow these links:

•	About Provident

•	Investor Relations

•	Upcoming Events

•	Provident Bankshares Corporation Second Quarter 2007 Results Audio Webcast

An audio replay of the teleconference will be available through August 2, 2007 by dialing 1-888-286-8010, passcode 29314602; the international dial-in number is 617-801-6888.

Forward-looking Statements

This press release, as well as other written communications made from time to time by Provident Bankshares Corporation and its subsidiaries (the “Company”) and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth, revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; asset quality and levels of non-performing assets; current and future capital management programs; non-interest income levels, including fees from services and product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. No forward-looking statement can be guaranteed, and actual results may differ from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this release should be evaluated together with the uncertainties that affect the Company’s business, particularly those mentioned under the headings “Forward –Looking Statements” and “Item 1A. Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2006, and its reports on Forms 10-Q and 8-K, which the Company incorporates by reference.

In the event that any non-GAAP financial information is described in any written communication, including this press release, or in our teleconference, please refer to the supplemental financial tables included with this release and on our website for the GAAP reconciliation of this information.

TABLES FOLLOW

114 East Lexington Street • Baltimore, Maryland 21202

PROVIDENT BANKSHARES CORPORATION AND SUBSIDIARIES

FINANCIAL SUMMARY

(dollars in thousands, except per share data)	Three Months Ended June 30,			Three Months Ended March 31,
	2007	2006	% Change	2007	% Change
SUMMARY INCOME STATEMENTS:
Net interest income	$48,548	$52,490	(7.5)%	$48,935	(0.8)%
Provision for loan losses	4,792	824	—	1,052	—
Non-interest income	31,085	31,302	(0.7)	29,869	4.1
Net gains	420	203	106.9	1,203	(65.1)
Derivative losses	(557)	(554)	0.5	(63)	—
Non-interest income, excluding total gains (losses)	31,222	31,653	(1.4)	28,729	8.7
Total revenue, excluding total gains (losses)	79,770	84,143	(5.2)	77,664	2.7
Non-interest expense	52,628	53,795	(2.2)	54,768	(3.9)
Restructuring activities	481	—	—	867	(44.5)
Non-interest expense, excluding restructuring	52,147	53,795	(3.1)	53,901	(3.3)
Income tax expense	6,691	9,150	(26.9)	6,870	(2.6)
Net income	15,522	20,023	(22.5)	16,114	(3.7)

SHARE DATA:
Basic earnings per share	$0.48	$0.61	(21.3)%	$0.50	(4.0)%
Diluted earnings per share	0.48	0.60	(20.0)	0.50	(4.0)
Cash dividends paid per share	0.310	0.290	6.9	0.305	1.6
Book value per share	19.34	19.03	1.6	19.72	(1.9)
Weighted average shares - basic	32,128,061	32,785,258	(2.0)	32,196,432	(0.2)
Weighted average shares - diluted	32,396,244	33,133,175	(2.2)	32,496,168	(0.3)
Common shares outstanding	32,268,128	32,789,289	(1.6)	32,243,534	0.1

SELECTED RATIOS:
Return on average assets	1.00%	1.26%		1.05%
Return on average equity	9.80	12.83		10.37
Return on average common equity	9.66	12.32		10.21
Net yield on average earning assets (t/e basis)	3.57	3.75		3.62
Efficiency ratio (excludes restructuring activities)	64.84	63.57		68.83
Leverage ratio	8.85	8.53		8.71
Tier I risk-based capital ratio	11.06	11.03		10.95
Total risk-based capital ratio	12.03	11.98		11.92
Tangible common equity ratio	6.63	6.41		6.55

END OF PERIOD BALANCES:
Investment securities portfolio	$1,580,508	$1,898,055	(16.7)%	$1,638,183	(3.5)%
Total loans	3,928,086	3,759,295	4.5	3,890,421	1.0
Assets	6,263,379	6,409,226	(2.3)	6,234,692	0.5
Deposits	4,188,288	4,150,570	0.9	4,282,400	(2.2)
Stockholders' equity	624,167	624,119	—	635,797	(1.8)
Common stockholders' equity	659,852	658,334	0.2	653,583	1.0

AVERAGE BALANCES:
Investment securities portfolio	$1,609,654	$1,922,792	(16.3)%	$1,663,335	(3.2)%
Loans:
Originated and acquired residential mortgage	311,122	403,284	(22.9)	325,377	(4.4)
Home equity	1,014,915	946,382	7.2	996,519	1.8
Other consumer	394,611	421,042	(6.3)	400,949	(1.6)
Commercial real estate	1,407,768	1,265,622	11.2	1,407,691	—
Commercial business	775,142	692,819	11.9	740,810	4.6
Total loans	3,903,558	3,729,149	4.7	3,871,346	0.8
Earning assets	5,528,392	5,670,512	(2.5)	5,549,736	(0.4)
Assets	6,215,193	6,372,448	(2.5)	6,234,498	(0.3)
Deposits:
Noninterest-bearing	743,185	800,183	(7.1)	724,805	2.5
Interest-bearing	3,425,771	3,262,110	5.0	3,370,707	1.6
Total deposits	4,168,956	4,062,293	2.6	4,095,512	1.8
Stockholders' equity	635,352	625,998	1.5	629,971	0.9
Common stockholders' equity	644,237	651,939	(1.2)	639,836	0.7

PROVIDENT BANKSHARES CORPORATION AND SUBSIDIARIES

FINANCIAL SUMMARY

(dollars in thousands,except per share data)	Six Months Ended June 30,
	2007	2006	% Change
SUMMARY INCOME STATEMENTS:
Net interest income	$97,483	$103,821	(6.1)%
Provision for loan losses	5,844	1,142	—
Non-interest income	60,954	59,444	2.5
Net gains	1,623	743	118.4
Derivative losses	(620)	(1,157)	(46.4)
Non-interest income, excluding total gains (losses)	59,951	59,858	0.2
Total revenue, excluding total gains (losses)	157,434	163,679	(3.8)
Non-interest expense	107,396	106,586	0.8
Restructuring activities	1,348	—	—
Non-interest expense, excluding restructuring	106,048	106,586	(0.5)
Income tax expense	13,561	17,256	(21.4)
Net income	31,636	38,281	(17.4)

SHARE DATA:
Basic earnings per share	$0.98	$1.16	(15.5)%
Diluted earnings per share	0.98	1.15	(14.8)
Cash dividends paid per share	0.615	0.575	7.0
Book value per share	19.34	19.03	1.6
Weighted average shares - basic	32,163,803	32,863,255	(2.1)
Weighted average shares - diluted	32,440,326	33,233,941	(2.4)
Common shares outstanding	32,268,128	32,789,289	(1.6)

SELECTED RATIOS:
Return on average assets	1.02%	1.21%
Return on average equity	10.08	12.27
Return on average common equity	9.94	11.87
Net yield on average earning assets (t/e basis)	3.60	3.74
Efficiency ratio (excludes restructuring activities)	66.81	64.75
Leverage ratio	8.85	8.53
Tier I risk-based capital ratio	11.06	11.03
Total risk-based capital ratio	12.03	11.98
Tangible common equity ratio	6.63	6.41

END OF PERIOD BALANCES:
Investment securities portfolio	$1,580,508	$1,898,055	(16.7)%
Total loans	3,928,086	3,759,295	4.5
Assets	6,263,379	6,409,226	(2.3)
Deposits	4,188,288	4,150,570	0.9
Stockholders' equity	624,167	624,119	—
Common stockholders' equity	659,852	658,334	0.2

AVERAGE BALANCES:
Investment securities portfolio	$1,636,346	$1,922,338	(14.9)%
Loans:
Originated and acquired residential mortgage	318,211	421,298	(24.5)
Home equity	1,005,768	930,371	8.1
Other consumer	397,762	429,090	(7.3)
Commercial real estate	1,407,729	1,249,039	12.7
Commercial business	758,071	685,124	10.6
Total loans	3,887,541	3,714,922	4.6
Earning assets	5,539,005	5,654,529	(2.0)
Assets	6,224,792	6,355,149	(2.1)
Deposits:
Noninterest-bearing	734,046	795,923	(7.8)
Interest-bearing	3,398,391	3,242,282	4.8
Total deposits	4,132,437	4,038,205	2.3
Stockholders' equity	632,677	629,239	0.5
Common stockholders' equity	642,049	650,617	(1.3)